UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2008 (March 13, 2008)

NETWORK ENGINES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30863	04-3064173
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

25 Dan Road, Canton, MA	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 332-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On March 13, 2008, the Compensation Committee of the Board of Directors of Network Engines, Inc. (“Network Engines” or the “Company”) approved salary increases of $25,000 for Gregory A. Shortell, the Company’s President and Chief Executive Officer, and $20,550 for Douglas G. Bryant, the Company’s Chief Financial Officer, Treasurer and Secretary.  Effective April 1, 2008, Mr. Shortell will receive an annual base salary of $375,000, and Mr. Bryant will receive an annual base salary of $240,000.

As a result of the change in his annual base salary, the Fiscal Year 2008 incentive bonus target for Mr. Shortell, which was previously approved by the Compensation Committee as 50% of annual base salary, has increased from $175,000 to $187,500.  The Fiscal Year 2008 incentive bonus target amount previously established by the Compensation Committee for Mr. Bryant has not changed.

2008 Executive Bonus Program

On March 13, 2008, the Compensation Committee of the Board of Directors of the Company approved the targeted corporate metric for the second half of Fiscal Year 2008, under the Company’s 2008 Executive Bonus Program, which was previously approved by the Compensation Committee.  The 2008 Executive Bonus Program provides the Company’s executive officers the opportunity to earn semi-annual incentive bonuses based on the Company’s performance, determined by the achievement of an approved corporate metric.  The approved corporate metric for the second half of fiscal year 2008 is based on the Company’s revenue and operating results adjusted to exclude expenses related to stock compensation, amortization of intangible assets, and certain items at the discretion of the Compensation Committee.  The corporate metric for the second half of Fiscal Year 2008 determines 50% of the annual incentive bonus that can be earned by the executive officers, and payouts can range between 0% and 150% of the targeted payment based upon a pre-defined scale.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK ENGINES INC

Date: March 19, 2008	By:	/s/ Douglas G. Bryant
Douglas G. Bryant
Chief Financial Officer, Treasurer and Secretary